Exhibit 99.1

BTU International Reports Third Quarter 2008 Results

Quarterly net income up 29 percent year-over-year and 135 percent quarter-over-quarter

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--October 28, 2008--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment for the alternative energy and electronics manufacturing markets, today announced its financial results for the third quarter of fiscal 2008, which ended on September 28, 2008.

Third quarter net sales were $20.6 million, up 25 percent compared to $16.5 million for the same quarter a year ago and up compared to $20.4 million in the preceding quarter. Net income for the third quarter of 2008 was $0.7 million, or $0.07 per diluted share, up 29 percent compared to net income of $0.5 million, or $0.06 per diluted share, in the third quarter of 2007 and up 135 percent compared to net income of $0.3 million, or $0.03 per diluted share, in the preceding quarter.

Net sales for the first nine months of 2008 were $57.6 million, up 27 percent compared to $45.5 million for the first nine months of 2007. Net income for the nine months ended September 28, 2008, was $1.1 million, or $0.11 per diluted share, down compared to net income of $1.4 million, or $0.15 per diluted share for the first nine months of 2007.

Comments

Commenting on the company’s third quarter performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Earnings were ahead of our guidance with revenues in the expected range. Margins were helped by a favorable product mix and a large rebuild order. The balance sheet gained strength with positive cash flow for the quarter and our cash balance increased by almost $4 million to $29.0 million during the nine month period.”

Outlook

Van der Wansem added, “Given the current challenging macroeconomic environment, we expect a slowdown in equipment spending especially in the electronics industry starting now and running through at least the first half of 2009. Although the outlook is clouded, we expect to see increased business in the solar equipment market. The slowdown, coupled with some push outs in equipment deliveries, will impact this year’s fourth quarter, and we expect to see revenues down by approximately 20 percent from the preceding quarter with a small loss in the $0.03-$0.09 per share range.

“The driving forces for a cleaner environment coupled with the need for an increase in energy generation worldwide are expected to result in expansion by most of our customers in the alternative energy markets. Our new product developments are ongoing and we are on target to make alternative energy a significant, if not the major, part of our equipment business in the near future.”

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2008, in a conference call to be held today, October 28, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-741-4253. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through November 14, and can be accessed at this website or by phone at (888) 203-1112, passcode: 7718459.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains express or implied forward-looking statements regarding, among other things: (i) the company’s expectation of growth in the alternative energy business and the future mix of business, (ii) the company’s expectation of fourth quarter 2008 revenues and earnings, and (iii) and the company’s expectation for continued growth and success. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of October 28, 2008, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

Net sales	$20,578	$16,522	$57,581	$45,456
Costs of goods sold	11,373	9,347	32,433	25,781

Gross profit	9,205	7,175	25,148	19,675

Operating expenses:

Selling, general and administrative	6,372	5,127	17,685	13,792
Research, development and engineering	1,748	1,284	5,138	4,179

Operating income	1,085	764	2,325	1,704

Interest income	121	221	299	732
Interest expense	(182)	(163)	(536)	(450)
Other loss, net	(150)	(207)	(421)	(410)

Income before provision for income taxes	874	615	1,667	1,576

Provision for income taxes	(197)	(92)	(603)	(188)

Net income	$677	$523	$1,064	$1,388

Income per share:
Basic	$0.07	$0.06	$0.11	$0.15
Diluted	$0.07	$0.06	$0.11	$0.15

Weighted average number of
shares outstanding:
Basic shares	9,389,456	9,275,349	9,373,294	9,283,618
Effect of dilutive options	141,738	175,102	154,602	185,999

Diluted shares	9,531,194	9,450,451	9,527,896	9,469,617

Note - The above expenses include:

Stock-based compensation expense	$309	$202	$852	$486

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 28,	December 31,
Assets	2008	2007

Current assets
Cash and cash equivalents	$29,009	$25,065
Accounts receivable, net	20,405	18,832
Inventories	18,258	16,891
Other current assets	823	787

Total current assets	68,495	61,575

Property, plant and equipment, net	6,808	5,536

Other assets, net	2,084	2,401

Total assets	$77,387	$69,512

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$287	$277
Trade accounts payable	6,069	5,645
Other current liabilities	9,843	5,088

Total current liabilities	16,199	11,010

Long-term debt, less current portion	9,058	9,267

Long-term liabilities	-	300

Total liabilities	25,257	20,577

Total stockholders' equity	52,130	48,935

Total liabilities and stockholders' equity	$77,387	$69,512

CONTACT:
Company Contact:
BTU International, Inc.
Tom Kealy, 978-667-4111
Vice President, CAO
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel